Exhibit 10.2

STOCK PURCHASE AGREEMENT

By and Between

JOHNSON & JOHNSON INNOVATION-JJDC, INC.

AND

TRACON PHARMACEUTICALS, INC.

Dated as of September 27, 2016

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

		Page

11.11.	Third Party Beneficiaries	23
11.12.	No Strict Construction	23
11.13.	Survival of Warranties	24
11.14.	Remedies	24
11.15.	Expenses	24
11.16.	Limitation of Liability	24

EXHIBIT A FORM OF INVESTOR AGREEMENT

EXHIBIT B NOTICES

-iii-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 27, 2016, by and between Johnson & Johnson Innovation-JJDC, Inc. (the “Investor”), a New Jersey corporation with its principal place of business at 410 George Street, New Brunswick, New Jersey 08901, and TRACON Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 8910 University Center Lane, Suite 700, San Diego, CA 92122.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1. Definitions.

1.1. Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person; provided, that with respect to the Investor, “Affiliate” shall mean only the Investor’s subsidiaries that are wholly-owned directly or indirectly, by the Investor and any Person that wholly-owns, directly or indirectly, the Investor.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Business Day” shall mean a weekday on which banking institutions in the United States are generally open for business.

“Company’s Knowledge” shall mean, with respect to the Company and its Subsidiaries, the knowledge of the Company’s executive officers.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“Investor Agreement” shall mean that certain Investor Agreement between the Investor and the Company, to be dated as of the Closing Date, in substantially the form of Exhibit A attached hereto, as the same may be amended from time to time.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has had, or would reasonably be expected to have, (i) a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy, capital or financial markets or the pharmaceutical industry generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, floods or other natural disasters, (E) the announcement of this Agreement or the Transaction, or (F) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving rise to any such change shall not be excluded), provided, however, that the Effects excluded in clauses (A), (B), (C) and (D) shall only be excluded to the extent such Effects are not disproportionately adverse on the Company and its Subsidiaries as compared to other companies of similar size and stage of development operating in the Company’s industry.

“Organizational Documents” shall mean (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement and (ii) the Amended and Restated Bylaws of the Company, as amended through the date of this Agreement.

“Per Share Purchase Price” shall mean $5.95222 (which represents the simple average of the daily volume weighted average prices of the Common Stock as reported on the Trading Market for the five (5) consecutive Trading Days ending the Trading Day prior to the date of this Agreement), provided, however, that in the event of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the capital structure of the Company after the date hereof and on or prior to the Closing which affects or relates to the Common Stock, the Per Share Purchase Price shall be appropriately adjusted.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Subsidiary” shall mean any direct or indirect subsidiary of the Company.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Trading Day” shall mean any day on which the Trading Market is open for business.

“Trading Market” shall mean The NASDAQ Global Market.

“Transaction” shall mean the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement and the Investor Agreement.

1.2. Additional Defined Terms.  In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section

Aggregate Purchase Price	Section 2

Closing	Section 3.1

Closing Date	Section 3.1

Common Stock	Preamble

Company	Preamble

Company Rights	Section 4.21(b)

Company SEC Documents	Section 4.11(a)

Environmental Claim	Section 4.26

Environmental Laws	Section 4.26

Exchange Act	Section 4.11(a)

FDA	Section 4.22

GAAP	Section 4.11(c)

Investor	Preamble

LAS	Section 4.7

Permits	Section 4.10

Proprietary Rights	Section 4.21(b)

Rule 144	Section 5.9

SEC	Section 4.7

Securities Act	Section 4.11(a)

Shares	Section 2

Termination Date	Section 9.1(b)

Transfer Agent	Section 10.4(c)

2. Purchase and Sale of Common Stock.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, the Exchange Act or the Securities Act or the Transaction Agreements, and the Investor shall purchase from the Company, a number of shares of Common Stock (the “Shares”) equal to the amount obtained by dividing US $5,000,000 by the Per Share Purchase Price, rounded down to the nearest whole Share, for a total purchase price equal to the number of Shares multiplied by the Per Share Purchase Price (such amount, the “Aggregate Purchase Price”).

3. Closing Date; Deliveries.

3.1. Closing Date.  Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held on the Business Day after the satisfaction of the conditions to Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at such time of such conditions), at 9:00 a.m. New York City time, at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY, 10036, or at such other time, date and location as the parties may agree.  The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2. Deliveries.

(a) Deliveries by the Company.  At the Closing, the Company shall deliver to the Investor the Shares, registered in the name of the Investor, and the Company shall instruct its transfer agent to register such issuance at the time of such issuance.  The Company shall also deliver at the Closing: (i) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8.1 of this Agreement have been fulfilled; (ii) the Investor Agreement, duly executed by the Company; and (iii) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto is a true and complete copy of the by-laws or equivalent organizational documents, in each case as applicable, for the Company as in effect at the time of the actions by the Board of Directors of the Company referred to in clause (B) below, and on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date; (C) that attached thereto is a true and complete copy of the certificate of incorporation or equivalent organizational documents, in each case as applicable, for the Company as in effect at the time of the actions by the Board of Directors of the Company referred to in clause (B) above, and on the Closing Date; and (D) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement on behalf of the Company.

(b) Deliveries by the Investor.  At the Closing, the Investor shall deliver, or cause to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company.  The Company shall notify the Investor in writing of the wiring instructions for such account not less than five (5) Business Days before the Closing Date.  The Investor shall also deliver, or cause to be delivered, at the Closing, the Investor Agreement, duly executed by the Investor.

4. Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor, as of the date hereof and as of the Closing, as follows:

4.1. Organization, Good Standing and Qualification.

(a) The Company is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted as described in the Company SEC Documents.  The Company has all requisite corporate power and corporate authority to enter into the Transaction Agreements, to issue and sell the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

(b) The Company and each Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2. Capitalization and Voting Rights.

(a) The authorized capital of the Company as of the date hereof consists of: (i) 200,000,000 shares of Common Stock of which, as of September 22, 2016, (x) 12,216,221 shares were issued and outstanding, (y) 3,164,267 shares were reserved for issuance pursuant to the Company’s stock incentive and employee stock purchase plans, of which 1,977,988 shares were issuable upon the exercise or settlement of stock options or restricted stock units outstanding on such date, and (z) 57,173 shares were reserved for issuance upon the exercise of warrants to purchase Common Stock that were outstanding on the date hereof, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and nonassessable and (C) were issued in compliance with all applicable federal and state securities Laws and not in violation of any preemptive rights.

(b) All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c) Except as described or referred to in Section 4.2(a) above, as disclosed in the Company SEC Documents, or as provided in the Investor Agreement, as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company or (ii) any restrictions on the transfer of capital stock of the Company other than pursuant to state and federal securities Laws.

(d) Except as provided in the Investor Agreement or as disclosed in the Company SEC Documents, the Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

(e) Except as provided in the Investor Agreement or disclosed in the Company SEC Documents, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(f) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

4.3. Subsidiaries.  The Company does not have any Subsidiaries that would, individually or in the aggregate, be a significant subsidiary as defined in Rule 1.02 of Regulation S-X promulgated by the SEC.

4.4. Authorization.

(a) All requisite corporate action on the part of the Company, its directors and stockholders required by applicable Law for the authorization, execution and delivery by the Company of the Transaction Agreements, and the performance of all obligations of the Company hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.

(b) This Agreement has been, and upon the execution and delivery of the Investor Agreement by the Company at the Closing, the Investor Agreement will be, duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement and the Investor Agreement by the Investor, this Agreement and the Investor Agreement will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except with respect to this Agreement and the Investor Agreement as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights, (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy and (iii) to the extent that the enforceability of indemnification obligations may be limited by applicable Laws).

(c) No stop order or suspension of trading of the Common Stock has been imposed by the Trading Market, the SEC or any other Governmental Authority and remains in effect.

4.5. No Defaults.  The Company and each Subsidiary is not in default under or in violation, and there exists no condition, event or act to the Company’s Knowledge which after notice, lapse of time, or both, would constitute a default or violation by the Company, of (a) its Organizational Documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company or any of its assets are bound, except in the case of clauses (b) or (c) as would not have a Material Adverse Effect.

4.6. No Conflicts.  The execution, delivery and performance of the Transaction Agreements, and compliance with the provisions hereof and thereof by the Company do not and shall not: (a) violate in any material respect any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a material breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any material agreement, arrangement or instrument, whether written or oral, by which the Company, any of its Subsidiaries, or any of its assets are bound, (c) violate or conflict with any of the provisions of the Company’s Organizational Documents or (d) result in any encumbrance upon any of the Shares, other than restrictions pursuant to the Investor Agreement or securities Laws, or on any of the properties or assets of the Company.

4.7. No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company in connection with the authorization, execution and delivery by the Company of any of the Transaction Agreements, or with the authorization, issue and sale by the Company of the Shares, except (a) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (b) with respect to the Shares, the filing with the Trading Market of, and the absence of unresolved issues with respect to, a Notification Form: Listing of Additional Shares (the “LAS”).

4.8. Valid Issuance of Shares.  When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than pursuant to the Transaction Agreements, solely as a result of any action by the Investor or under federal or state securities Laws.

4.9. Litigation.  There is no material action, suit, proceeding or investigation pending (of which the Company or any of its Subsidiaries has received notice or otherwise has knowledge) or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, or which the Company intends to initiate which has had or is reasonably likely to have a Material Adverse Effect.

4.10. Licenses and Other Rights; Compliance with Laws.  Except as would not result in a Material Adverse Effect, (a) the Company and each Subsidiary has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, (b) the Company and each Subsidiary has not taken any action that would interfere with the Company’s or its Subsidiaries’ ability to renew all such Permit(s) and (c) the Company and each Subsidiary is and has been in compliance with all Laws applicable to its business, properties and assets, and to the products and services sold by it.

4.11. Company SEC Documents; Financial Statements; Trading Market.

(a) Since January 1, 2016, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(c) The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its subsequent quarterly reports on Form 10-Q through the date of this Agreement comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to the omission of certain notes not ordinarily accompanying such unaudited financial statements and to normal, year-end audit adjustments.  Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company and each Subsidiary has no material liabilities, whether absolute or accrued, contingent or otherwise.  There are no material unconsolidated Subsidiaries of the Company or any material off-balance sheet arrangements of any type (including any off balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents filed prior to the date hereof nor any obligations to enter into any such arrangements.

(d) The Common Stock is listed on the Trading Market, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Trading Market.  The Company has not received any notification that, and to the Company’s Knowledge there is no indication that, the SEC or the Trading Market is contemplating terminating such listing or registration.

(e) The Company has implemented and maintains a system of internal control over financial reporting (to the extent required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the Company’s Knowledge, such system of internal control over financial reporting is effective. The Company has implemented and maintains disclosure controls and procedures (to the extent required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the timeframes specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective at the reasonable assurance level), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses to the Company’s Knowledge in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud to the Company’s Knowledge, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) To the Company’s Knowledge, as of the date hereof, no employee of the Company has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company.  The Company has not discharged, demoted or suspended an employee of the Company in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.12. Absence of Certain Changes.

(a) Except as disclosed in the Company SEC Documents filed prior to the date hereof, there has not occurred any event that has caused or, to the Company’s Knowledge would reasonably be expected to cause, a Material Adverse Effect.

(b) Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.

(c) The Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Laws of the United States or any other jurisdiction.

4.13. Offering.  Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.14. No Integration.  The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.15. No Brokers’ or Finders’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

4.16. Investment Company.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

4.17. No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.  The Company has offered the Shares for sale only to the Investor.

4.18. Foreign Corrupt Practices.  Neither the Company, nor to the Company’s Knowledge, any agent or other person acting on behalf of the Company, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) except as would not result in a Material Adverse Effect, failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (d) violated in any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable non-U.S. anti-bribery Law.

4.19. Regulation M Compliance.  The Company has not, and to the Company’s Knowledge no one acting on its behalf has, (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

4.20. Office of Foreign Assets Control.  Neither the Company nor, to the Company’s Knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.21. Intellectual Property.

(a) Except as set forth in the Company SEC Documents, the Intellectual Property that is owned by the Company and each Subsidiary is owned free from any liens or restrictions (other than any restrictions set forth in any Intellectual Property License relating to such Intellectual Property), and all of the Company’s and its Subsidiaries’ material Intellectual Property Licenses are in full force and effect in accordance with their terms, are, to the Company’s Knowledge, free of any liens or restrictions (other than any restrictions set forth in any such Intellectual Property License relating to such Intellectual Property), and neither the Company nor to the Company’s Knowledge any other party thereto, is in material breach of any such material Intellectual Property License, and no event has occurred to the Company’s Knowledge that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by the Company except as set forth in any such Intellectual Property License.  Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no material legal claim or demand of any Person pertaining to, or any proceeding which is pending (of which the Company has received notice or otherwise exists to the Company’s Knowledge) or, to the Company’s Knowledge, threatened, (i) challenging the right of the Company in respect of any Intellectual Property owned or licensed by the Company, or (ii) that claims that any default exists under any Intellectual Property License, except, in the case of (i) and (ii) above, where any such claim, demand or proceeding would not have or reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in the Company’s SEC Documents: (i) the Company and each Subsidiary owns, free and clear of any material lien or encumbrance, or has a valid license to, or has an enforceable right to use, as it is used or held for use, all material U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and intellectual property rights, and all grants and applications with respect to the foregoing (collectively, the “Proprietary Rights”) necessary for the conduct of the Company’s business (such Proprietary Rights owned by or licensed to the Company and each Subsidiary, collectively, the “Company Rights”); and (ii) the Company and each Subsidiary has taken reasonable measures to protect the Company Rights, consistent with prudent commercial practices in the biotechnology industry.

4.22. Tests and Preclinical and Clinical Trials.  The studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company that are described in the Company SEC Documents were and, if still pending, are being, conducted in all material respects in accordance with any applicable protocols submitted to the U.S. Food and Drug Administration (the “FDA”) or any Governmental Authority exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable Laws and regulations; the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company, and the results thereof, contained in the Company SEC Documents are accurate and complete in all material respects; to the Company’s Knowledge, there are no subsequent studies, tests or preclinical and clinical trials, the results of which call into question the results described in the Company SEC Documents; and the Company has not received any notices or correspondence from the FDA, any Governmental Authority exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

4.23. Compliance with Health Care Law.  The Company and each Subsidiary is, and, to the Knowledge of Company, at all times for the two years immediately preceding the date of this Agreement has been, in compliance with all applicable federal, state and municipal statutes, regulations, rules and orders and other requirements of any Governmental Authority to which it is subject with respect to health care Laws and health care regulatory and fraud and abuse matters, including, without limitation, those relating to third-party reimbursement, the federal health care program anti-kickback law, 42 U.S.C. § 1320a-7b, the federal physician self-referral law, 42 U.S.C. § 1395nn, the federal False Claims Act, 31 U.S.C. § 3729 et seq., the Health Insurance Portability and Accountability Act of 1996, Pub. Law. 104-99, and any and all other health care Laws and regulations, each as amended from time to time, applicable to the operations of the Company or its Subsidiaries, except for any such non-compliance which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor, to the Company’s Knowledge, any Subsidiary is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority. Additionally, none of the Company or its Subsidiaries nor, to the Company’s Knowledge, any of its respective employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. federal health care program or, to the Company’s Knowledge, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

4.24. Sensitive Payments.  None of the Company or any Subsidiary, or, to the Company’s Knowledge, any of the Company’s or Subsidiaries’ respective directors, officers, agents, representatives, shareholders or employees acting on behalf of the Company, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, including without limitation: (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any Affiliate of any of them, or (d) to induce or reward the referral of business or services that are billed to any government or private program.

4.25. Taxes.  The Company has timely filed (after giving effect to any duly obtained extensions of time in which to make such filings) all material tax returns that are or were, at any time, required to be filed by it, such tax returns are complete and accurate in all material respects and all taxes required, at any time, to be paid have been timely paid or, if not yet due, are properly accrued for by the Company in accordance with GAAP.  All material taxes that the Company is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority. The Company has not received notice from the taxing authority of any jurisdiction that there are and to the Company’s Knowledge there are no past-due unpaid taxes in any material amount except as may be being contested in good faith and by appropriate proceedings.  The Company has not received notice of, and to the Company’s Knowledge there are not, any material actions, suits, investigations or audits by any taxing authority in progress with respect to taxes of or relating to the Company and the Company has not received notice of, and to the Company’s Knowledge there are not, any outstanding material assessments, claims or deficiencies with respect to any taxes of the Company that have been proposed, asserted or assessed.

4.26. Environmental Matters.  To the Company’s Knowledge, neither the Company nor any Subsidiary (a) is in violation of any statute, rule, regulation, decision or order of any Governmental Authority relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (b) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws, (c) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (d) has received any claim alleging liability under any Environmental Laws (“Environmental Claim”), which in each case as to clauses (a), (b), (c) and (d), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge there is no pending investigation or investigation threatened in writing by any Governmental Authority that reasonably is expected to result in an Environmental Claim that would reasonably be expected to have a Material Adverse Effect.

4.27. Labor Matters.

(a) The Company and each Subsidiary is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. Neither the Company nor any Subsidiary has violated any Laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any Laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, except as would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s Knowledge, the Company and each Subsidiary enjoys good labor and employee relations with its employees and labor organizations.

(c) The Company and each Subsidiary is, and at all times has been, in compliance in all material respects with all applicable Laws respecting employment (including Laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. To the Company’s Knowledge, there are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

(d) Except as disclosed in the Company’s SEC Documents filed prior to the date hereof, the Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation which, if such payment or obligation were required to be made or fulfilled, would have a Material Adverse Effect.

(e) To the Company’s Knowledge, each of the Company’s employees is a Person who is either a United States citizen or a permanent resident entitled to work in the United States. To the Company’s Knowledge, the Company has no material liability for the improper classification by the Company of such employees as independent contractors or leased employees prior to the Closing.

4.28. Insurance.  The Company maintains insurance of the type and in the amount that the Company reasonably believes is adequate for its business as conducted as of the date hereof, including, but not limited to, liability insurance for clinical testing and insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect. The Company has not received any written notice of cancellation of any such insurance from the provider thereof (except for written notices of cancellation delivered by providers in connection with the expiration of insurance policies in accordance with their terms, in the ordinary course of the Company’s business), nor, to the Company’s Knowledge, will it be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

4.29. Property.  Neither the Company nor any Subsidiary owns any real property; and any real property and buildings held under lease by the Company or any Subsidiary are held under valid, existing and enforceable leases with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property and buildings by the Company or its Subsidiaries.

4.30. Transactions with Affiliates.  Except as set forth in the Company SEC Documents, none of the officers or directors of the Company or its Subsidiaries and, to the Company’s Knowledge, none of the employees of the Company or any Subsidiary is presently a party to any transaction, agreement arrangement with the Company or any Subsidiary (other than as holders of securities and for services as employees, officers and directors), that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

4.31. Full Disclosure.  To the Company’s Knowledge, as of the date hereof, and other than the transactions that are the subject of the Transaction Agreements and that certain License and Option Agreement between the Company and an Affiliate of the Investor dated on or about the date hereof , no material fact or circumstance exists that would be required to be disclosed in a current report on Form 8-K or in a registration statement filed under the Securities Act, were such a registration statement filed on the date hereof, that has not been disclosed in a Company SEC Document or otherwise disclosed in writing to the Investor.

5. Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

5.1. Organization; Good Standing.  The Investor is a corporation duly organized, validly existing and in good standing under the Laws of New Jersey.  The Investor has all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2. Authorization.  All requisite action on the part of the Investor and its directors and stockholders, required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements, and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken.  This Agreement has been, and upon the execution and delivery of the Investor Agreement at the Closing by the Investor, the Investor Agreement will be, duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3. No Conflicts.  The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except as would not impair or adversely affect the ability of the Investor to consummate the Transaction and perform its obligations under the Transaction Agreements and except, in the case of subsections (a) and (b) as would not have a material adverse effect on the Investor’s ability to perform its obligations under the Transaction Agreements or consummate the Transaction in accordance with the terms of this Agreement.

5.4. No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Shares.

5.5. Purchase Entirely for Own Account.  The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares.  The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6. Disclosure of Information.  The Investor has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7. Investment Experience and Accredited Investor Status.  The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act).  The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8. Acquiring Person.  As of the date of this Agreement and immediately prior to the Closing, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement), any securities of the Company, except for securities that may be owned by employee benefit plans of the Investor or any of its Affiliates.

5.9. Restricted Securities.  The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect.

5.10. Legends.  The Investor understands that any certificates representing the Shares shall bear the following legends:

(a) “These securities have not been registered under the Securities Act of 1933.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to the Company) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”;

(b) any legend required by applicable state securities Laws; and

(c) “The securities represented by this certificate are subject to and shall be transferable only upon the terms and conditions of an Investor Agreement dated as of _________________ __, 2016, by and between TRACON Pharmaceuticals, Inc. and Johnson & Johnson Innovation-JJDC, Inc., a copy of which is on file with the Secretary of TRACON Pharmaceuticals, Inc.”

6. Investor’s Conditions to Closing.  The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1. Representations and Warranties.  The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1(a), 4.3, 4.4, 4.5(a), 4.6(c), 4.8, and the first sentence of 4.11(c) of this Agreement) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, constitute a Material Adverse Effect.

6.2. Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3. Investor Agreement.  The Company shall have duly executed and delivered to the Investor, pursuant to Section 3.2(a) of this Agreement, the Investor Agreement, and (subject to execution by the Investor) such agreement shall be in full force and effect.

6.4. No Material Adverse Effect.  From and after the date of this Agreement until the Closing Date, there shall have occurred no event that has caused a Material Adverse Effect except any event previously disclosed to the Investor in writing.

6.5. [Reserved].

6.6. Listing.  The Shares shall be eligible and approved for listing on the Trading Market.

7. Company’s Conditions to Closing.  The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1. Representations and Warranties.  The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, in the case of Sections 5.1-5.4, and 5.11, except where any failure to be true and correct would not have a material adverse effect on the Investor’s ability to perform its obligations, or consummate the Transaction in accordance with the terms of this Agreement, in the case of Section 5.5, 5.6 and 5.7, except where any inaccuracy would not result in the issuance of the Shares hereunder failing to qualify as an offering of securities not involving any public offering under the federal securities Laws, and in the case of Section 5.8, except where any inaccuracy would not be material on the Investor’s ability to perform its obligations, or consummate the Transaction in accordance with the terms of this Agreement.

7.2. Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3. Investor Agreement.  The Investor shall have duly executed and delivered to the Company, pursuant to Section 3.2(b) of this Agreement, the Investor Agreement, and (subject to execution by the Company) such agreement shall be in full force and effect.

8. Mutual Conditions to Closing.  The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1. Absence of Litigation.  There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that challenges the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or otherwise relating to the transactions contemplated by any Transaction Agreement.

8.2. No Prohibition.  No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect.

9. Termination.

9.1. Ability to Terminate.  This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other no later than seven (7) calendar days after the date of this Agreement (the “Termination Date”), if the Transaction shall not have been consummated by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(c) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within three (3) Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (c) provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

9.2. Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (a) this Agreement (except for this Section 9.2 and Section 11 hereof (other than Section 11.13), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10. Additional Covenants and Agreements.

10.1. Market Listing.  From the date hereof through the Closing Date, the Company shall use reasonable efforts to (a) maintain the listing and trading of the Common Stock on the Trading Market and (b) effect the listing of the Shares on the Trading Market, including, if necessary, submitting an LAS to the Trading Market no later than fifteen (15) calendar days prior to the Closing Date.

10.2. Assistance and Cooperation.  Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (a) causing the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied (including, in the case of the Company, promptly notifying the Investor of any notice from the Trading Market with respect to an LAS, if required to be filed); (b) obtaining all necessary waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (c) obtaining all necessary consents, approvals or waivers from Third Parties; and (d) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

10.3. Blue Sky Filings.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Investor at the Closing under applicable securities or “Blue Sky” Laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Investor.

10.4. Legend Removal.

(a) Upon request of the Investor and subject to Section 10.4(c), the Company shall cause the certificates evidencing the Shares to not contain the legend set forth in Section 5.10(a): (i) following a sale of such Shares pursuant to a registration statement covering the resale of such

Shares, while such registration statement is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144, (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

(b) Upon request of the Investor and subject to Section 10.4(c), the Company shall cause the certificates evidencing the Shares to not contain the legend set forth in Section 5.10(c) following: (i) a transfer of such Shares to a Person that is not bound or required to be bound by either the standstill or lock-up restrictions contained in the Investor Agreement or (ii) the expiration of the Standstill Term (as defined in the Investor Agreement) and the Lock-Up Term (as defined in the Investor Agreement); provided that any transfer described in clause (i) or (ii) above shall have been in compliance with all applicable provisions of the Investor Agreement.

(c) The Company agrees that at such time as any legend set forth in Section 5.10 is no longer required under this Section 10.4, the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company or the Company’s transfer agent (the “Transfer Agent”) of a certificate representing Shares issued with such legend, deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from such legend, or, in the event that such shares are uncertificated, remove any such legend in the Company’s stock records.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 5.10.

10.5. Conduct of Business.  During the period from the date hereof until the Closing, except as consented to in writing by the Investor, the Company shall not (a) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or establish a record date for any of the foregoing, or (b) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, except pursuant to repurchases of equity pursuant to the terms of its equity compensation plans.

10.6. Securities Laws Disclosure; Publicity.  Any press release the Company or the Investor, or any of their respective Affiliates, issues with respect to the Transaction must be agreed to by both parties.  The Company shall not publicly disclose the name of the Investor or an Affiliate of the Investor, or include the name of the Investor or an Affiliate of the Investor in any press release or filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of the Investor, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Investor Agreement and (ii) the filing of final Transaction Agreements (including signature pages thereto) with the SEC, (b) to the extent such disclosure is required by law, request of the staff of the SEC or Trading Market regulations, in which case the Company shall provide the Investor with prior written notice of such disclosure permitted under this subclause (b) or (c) the information is already in the public domain through no breach of this Section 10.6.

11. Miscellaneous.

11.1. Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

11.2. Waiver.  Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

11.3. Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit C attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission or electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile or electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission).  Either party may change its address by giving notice to the other party in the manner provided above.

11.4. Entire Agreement.  This Agreement and the Investor Agreement (once executed) contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

11.5. Amendments.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

11.6. Headings; Nouns and Pronouns; Section References.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.7. Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.8. Assignment.  Except for an assignment of this Agreement or any rights hereunder by the Investor to an Affiliate, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

11.9. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

11.11. Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.12. No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.

11.13. Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and the delivery of the Shares for a period of one year.

11.14. Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.15. Expenses.  Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

11.16. Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

JOHNSON & JOHNSON INNOVATION-JJDC, INC.

By:	/s/ Marian T Nakada
Name: Marian T Nakada
Title: VP Venture Investments

TRACON PHARMACEUTICALS, INC.

By:	/s/ Charles Theuer
Name: Charles Theuer
Title: CEO

(Signature Page to Stock Purchase Agreement)

EXHIBIT A

FORM OF INVESTOR AGREEMENT

EXHIBIT B

NOTICES

(a)	If to the Investor:

Johnson & Johnson Innovation--JJDC, Inc.

255 Main Street 7th floor

Cambridge, MA 02142

Attention: Marian T. Nakada, Ph.D

Facsimile: (732) 247-5309

with a copy to:

Johnson & Johnson Law Department

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: Steven Rosenberg & Scott Orchard

Facsimile: (732) 524-5334

with a copy to (which shall not constitute notice

pursuant to Section 11.3):

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Kristopher Brown & Tony Chan

Facsimile: (212) 698-3599"

(b)	If to the Company:

TRACON Pharmaceuticals, Inc.

8910 University Center Lane, Suite 700

San Diego, CA 92122

Attention: Charles Theuer & Patricia Bitar

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Sean Clayton & Kay Chandler